UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

athenahealth, Inc.
(Exact name of registrant as specified in its charter)

Delaware	04-3387530
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

311 Arsenal Street, Watertown, Massachusetts	02472
(Address of Principal Executive Offices)	(Zip Code)

2007 Stock Option and Incentive Plan
(Full title of the plan)

Jonathan Bush
Chief Executive Officer, President, and
Chairman of the Board of Directors
athenahealth, Inc.
311 Arsenal Street
Watertown, Massachusetts 02472
(Name and address of agent for service)

(617) 402-1000
(Telephone number, including area code, of agent for service)

Copies to:
Lawrence S. Wittenberg, Esq.
Michael H. Bison, Esq.
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109
(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.01 per share	3,529,781	$45.62	$161,028,609.22	$18,695.42

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of Common Stock issued to prevent any dilution resulting from stock splits, stock dividends, recapitalizations, or similar transactions.

(2)
An assumed price of $45.62 per share, which is the average of the high and low prices of Common Stock reported on the Nasdaq Global Select Market on February 28, 2011, is set forth solely for purposes of calculating the filing fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended, and has been used only for those shares without a fixed exercise price.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers additional shares of Common Stock under the Registrant’s 2007 Stock Option and Incentive Plan (the “Plan”). The number of shares of Common Stock reserved and available for issuance under the Plan is subject to an annual increase on each January 1, beginning in 2008, by an amount equal to the lesser of (i) 5.0% of the number of shares of Common Stock outstanding on the preceding December 31 (excluding shares reserved for issuance under the Plan) or (ii) an amount determined by the Board of Directors of the Registrant (the provision of the Plan allowing for this annual increase is referred to as the “Evergreen Provision”). On January 1, 2011, 2010, 2009, and 2008, the number of shares of Common Stock reserved and available for issuance under the Plan increased by 818,145; 995,367; 1,105,150; and 611,119, respectively. This Registration Statement registers these additional 3,529,781 shares of Common Stock, which were reserved and available for issuance under the Plan pursuant to the Evergreen Provision as of January 1, 2011. The additional shares are of the same class as other securities relating to the Plan for which the Registrant’s registration statement filed on Form S-8 (SEC File No. 333-146340) on September 27, 2007, is effective. The information contained in the Registrant’s registration statement on Form S-8 (SEC File No. 333-146340) is hereby incorporated by reference pursuant to General Instruction E.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.  Exhibits.

Exhibit No.	Description of Exhibit
5.1	Opinion of Goodwin Procter LLP (filed herewith)
23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm (filed herewith)
24.1	Power of Attorney (included as part of the signature page of this Registration Statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Watertown, Commonwealth of Massachusetts, on March 4, 2011.

ATHENAHEALTH, INC.

By:	/s/ Jonathan Bush
Jonathan Bush
Chief Executive Officer, President, and
Chairman of the Board of Directors

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Jonathan Bush and Timothy M. Adams as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title(s)	Date

/s/ Jonathan Bush	Chief Executive Officer, President, and Chairman of the Board of Directors	March 4, 2011
Jonathan Bush	(Principal Executive Officer)

/s/ Timothy M. Adams	Chief Financial Officer and Senior Vice President	March 4, 2011
Timothy M. Adams	(Principal Financial Officer and Principal Accounting Officer)

/s/ Ruben J. King-Shaw, Jr.	Lead Director	March 4, 2011
Ruben J. King-Shaw, Jr.

/s/ Richard N. Foster	Director	March 3, 2011
Richard N. Foster

/s/ Brandon H. Hull	Director	March 3, 2011
Brandon H. Hull

/s/ Dev Ittycheria	Director	March 2, 2011
Dev Ittycheria

/s/ John A. Kane	Director	March 4, 2011
John A. Kane

/s/ James L. Mann	Director	March 2, 2011
James L. Mann

/s/ David E. Robinson	Director	March 2, 2011
David E. Robinson

/s/ William Winkenwerder, Jr.	Director	March 2, 2011
William Winkenwerder, Jr.

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
5.1	Opinion of Goodwin Procter LLP (filed herewith)
23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm (filed herewith)
24.1	Power of Attorney (included as part of the signature page of this Registration Statement)